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Exhibit 99.1

NOTICE OF CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

    In accordance with Section 228 of the Delaware General Corporation Law, notice is hereby given to the stockholders of NeoPharm, Inc. (the "Company"), that Article Fourth of the Company's Certificate of Incorporation (the "Certificate") has been amended to increase the number of shares of common stock that may be issued by the Company from Fifteen Million (15,000,000) shares of common stock each with a par value of $0.0002145 per share, to Twenty-five Million (25,000,000) shares of common stock each with a par value of $0.0002145 (the "Amendment"). The Amendment was filed by the Company on August 31, 2000 with the Secretary of State of the State of Delaware after obtaining the written consent to adoption of the Amendment from the holders of more than a majority of the outstanding stock.

    In accordance with Section 228 of the Delaware General Corporation Law, notice is being provided to all stockholders who have not consented to the action in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company.

    In addition, and in accordance with Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation has now been amended and restated to incorporate into a single instrument not only the Amendment, but also all prior amendments to the Company's Certificate of Incorporation.

    Questions concerning the Amendment and Restatement of the Company's Certificate of Incorporation should be directed to Mr. James M. Hussey, President, NeoPharm, Inc., 100 Corporate North, Suite 215, Bannockburn, Illinois 60015 (847-295-8678).

                      By Order of the Board of Directors

Dated: September 1, 2000

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NOTICE OF CONSENT OF STOCKHOLDERS IN LIEU OF MEETING